Exhibit 10.6

FORM OF PHANTOM STOCK AGREEMENT

GRANTEE NAME	NUMBER OF PHANTOM SHARES	GRANT DATE	VESTING SCHEDULE

«Full_Name»	«Shares»	«Grant_Date»	«Vesting Schedule»

WMS Industries Inc., a Delaware corporation (the “Company”), hereby grants to «Full_Name» (the “Grantee”, also referred to as “you”) shares of its phantom stock (the “Phantom Stock”), pursuant to the terms of the attached Phantom Stock Agreement and the 2009 Restatement of the WMS Industries Inc. Amended and Restated Incentive Plan (the “Plan”). As used in this Phantom Stock Agreement, your primary employer (“Employer”), the Company, and their respective subsidiaries and affiliates are collectively referred to as the “Employer Group.”

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Phantom Stock Agreement and the Plan.

Grantee:
(Signature)

Company:
Brian R. Gamache
Chief Executive Officer

PLEASE SIGN BOTH COPIES OF THIS AGREEMENT AND

RETURN (1) ORIGINALLY EXECUTED COPY TO:

WMS – Legal Department

Waukegan Office

PLEASE RETAIN THE OTHER ORIGINALLY EXECUTED COPY FOR YOUR RECORDS.

This is not a stock certificate or a negotiable instrument. This grant of Phantom Stock is a voluntary, revocable grant from the Company and Grantee hereby acknowledges that the

Company and the Employer Group have no obligation to make additional grants in the future.

UPON RECEIPT OF YOUR SIGNED AGREEMENT, A BOOKKEEPING ENTRY

WILL BE ENTERED INTO THE COMPANY’S BOOKS AND RECORDS

TO EVIDENCE THE PHANTOM STOCK GRANTED TO YOU.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

WMS INDUSTRIES INC.

PHANTOM STOCK AGREEMENT

1. Phantom Stock/Nontransferability. This Phantom Stock Agreement evidences the grant to you on the Grant Date set forth on the cover page of Phantom Stock (the “Phantom Stock”) under the 2009 Restatement of the WMS Industries Inc. Amended and Restated Incentive Plan (the “Plan”). These shares of Phantom Stock represent the right to receive solely in cash the value of an equivalent number of shares of WMS Industries Inc. Common Stock as described below. This Phantom Stock will NOT be credited with dividends to the extent dividends are paid on the common stock of WMS Industries Inc. Your Phantom Stock may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Phantom Stock be made subject to execution, attachment or similar process. As used herein, your primary employer (“Employer”), the Company, and their subsidiaries and affiliates are collectively referred to as the “Employer Group.” Any capitalized, but undefined, term used in this Phantom Stock Agreement shall have the meaning ascribed to it in the Plan.

2. The Plan. The Phantom Stock is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of this Phantom Stock Agreement and the Plan as amended from time to time; provided, however, that no future amendment or termination of the Plan shall, without your consent, alter or impair any of your rights or obligations under the Plan, all of which are incorporated by reference in this Phantom Stock Agreement as if fully set forth herein.

3. Cash Value Determination upon Vesting and Time of Payment. Subject to the terms and conditions set forth in this Phantom Stock Agreement, the shares of Phantom Stock covered by this grant shall vest on the vesting date set forth on the cover page of this Phantom Stock Agreement, provided the Grantee is employed by the Employer Group on the date of vesting. The cash value of the shares of Phantom Stock shall be calculated based on the closing price of the Company’s common stock on the vesting date set forth on the cover page (or per Paragraph 4 below). The payment of the value of the shares of Phantom Stock shall be made no later than ten (10) days thereafter. The payment of amounts with respect to the Phantom Stock is subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan as established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions relating to (i) rights and obligations with respect to withholding taxes, (ii) capital or other changes of the Company and (iii) other requirements of applicable law.

4. Accelerated Vesting. Notwithstanding Paragraph 3, your right to the Phantom Stock under this Phantom Stock Agreement shall immediately vest as to 100% of the total number of shares covered by this grant upon the occurrence of either:

•

your Termination of Service on account of your death or permanent and total disability, or by action of the Company other than by reason of your willful refusal to perform your duties and other than for “cause” (as such term is defined in your employment or severance agreement (if any) or, if none, as defined by the Committee and in effect at the time of your termination);

•	a “Change in Control” as provided for in Section 10 of the Plan.

5. Termination. Your right to the Phantom Stock under this Phantom Stock Agreement, to the extent the restrictions have not lapsed, shall terminate immediately upon your voluntary

Termination of Service or if Termination of Service occurs by action of the Company by reason of your willful refusal to perform your duties or for “cause” (as such term is defined in your employment or severance agreement (if any) or, if none, as defined by the Committee and in effect at the time of your termination).

6. Restrictive Covenants. As a condition of and consideration for this grant and in consideration for «Grant_Reason», you agree with the Company as follows:

a.	Acknowledgments. You acknowledge that:

i.	The Employer Group is engaged in the business of designing, developing, commercializing and promoting gaming products and services including game themes, game play concepts, gaming systems, gaming platforms, gaming websites, and online game play; manufacturing, selling, leasing and distributing gaming devices (e.g., without limitation, video and reel spinning slot machines, video poker games, video lottery terminals, local progressives and wide-area progressive systems), related gaming systems hardware and software, as well as ancillary products associated with such gaming devices, including without limitation marketing materials, chairs, and signage (“Business”).

ii.	As an integral part of its business, the Employer Group develops and maintains proprietary, confidential and trade secret information relating to both specific gaming machines and gaming machines generally, as well as those being developed, its Business, including, but not limited to, information related to design, product development plans and strategies, techniques for game design and development, knowledge regarding and plans for the integration of hardware and software, product maintenance and operations, game and bonus concepts, product and marketing strategies, new game concepts, mathematical formulas, license agreements, research regarding players’ behavior and trends in the gaming industry and game themes, licensed and non-licensed themes, and strategic marketing.

iii.	The Employer Group undertakes various efforts and measures to maintain the secrecy and confidentiality of its proprietary, confidential and trade secret information.

iv.	You have or will have access to and knowledge of such proprietary, confidential and trade secret information.

v.	The scope of the covenants and restrictions on future employment set forth below, including with respect to time, territory and industry are reasonable and fair and are necessary for the protection of the Employer Group’s proprietary, confidential and trade secret information.

vi.	The scope of the covenants and restrictions contained herein in no way limit you from utilizing in future employment your general skills and abilities as well as the general and non-proprietary, non-confidential and non-trade secret information and knowledge that you have or will obtain, acquire and develop in the course of employment with the Employer Group.

vii.	For a period of one (1) year following termination of your employment with the Employer Group, you would not be able to work for a competing Business anywhere in the world without using or disclosing the proprietary, confidential or trade secret information of the Employer Group, regardless of any measures taken by you or a future employer to protect and preserve the Employer Group’s proprietary, confidential or trade secret information.

viii.	You have both general and specific skills and abilities that are beneficial across many industries outside of the Business and which are located throughout the world, including throughout the United States of America.

b.	Covenants. You hereby covenant and agree that during your employment by the Employer Group and for a period of one (1) year following your voluntary termination of employment or any termination of your employment by the Employer Group for cause or without cause:

i.	You shall not engage or participate in, or assist, advise or otherwise be connected with (including as an employee, independent contractor, owner, partner, member, shareholder, officer, director, advisor, consultant, lender, supplier, agent or otherwise) a business located anywhere in the world which is engaged in the design, development, importation, manufacture, leasing, distribution and/or sale of gaming devices, or component parts for gaming devices or related hardware and software, as well as ancillary products associated with such gaming devices, including without limitation marketing materials, chairs, and signage; provided, however, that nothing in this Phantom Stock Agreement shall prevent you from acquiring or owning, as a passive investment, up to one percent (1%) of the outstanding voting securities of an entity engaged in a competing Business which securities are publicly traded in any recognized national securities market;

ii.	You shall not (i) solicit or attempt to solicit any person, company or entity who is or has been a customer of the Employer Group during the one (1) year period prior to the termination of your employment at the Employer Group to do business with any person, company or entity other than the Employer Group, or (ii) solicit for employment or employ any employee of the Employer Group or any person who is or was employed by the Employer Group during the one (1) year period prior to the termination of your employment at the Employer Group, or take any actions which are calculated to persuade any such person to terminate his or her association with the Employer Group.

c.	Injunctive Relief. You acknowledge that any violation or threatened violation by you of the covenants contained in this Phantom Stock Agreement would cause material and irreparable harm to the Company and that the Company would not have an adequate remedy at law because it will be difficult or impossible to establish the full and precise monetary value of such damage. You agree that, in addition to any and all other remedies available to the Company at law or in equity, the Company shall have the right to have your violation or threatened violation of any of the covenants contained herein restrained by equitable relief, including, but not limited to, a temporary restraining order, a preliminary injunction, a permanent injunction, or such other alternative relief as may be appropriate, without the necessity of the Company posting any bond. In the event you breach the covenants contained herein, the restricted period applicable to you shall be extended for the period of such breach.

d.	Indemnification. You agree to indemnify, save and hold harmless the Company and the Employer Group from and against any and all claims, damages, losses and expenses (including reasonable attorneys’ and expert witness fees) resulting from or arising out of any breach by you of this Phantom Stock Agreement, or incurred by the Company in enforcing this Phantom Stock Agreement against you.

e.	Other Limitations. The provisions of this Paragraph 6 are in addition to the award forfeiture provisions set forth in Section 11 of the Plan and in no way modify, amend or change such Plan provisions.

7. Additional Forfeiture. The Committee may cancel, suspend, withhold or otherwise limit or restrict your right to any of the payments under this Phantom Stock Agreement at any time if you (i) are not in compliance with all applicable provisions of this Phantom Stock Agreement or the Plan or (ii) engage in any activity inimical, contrary or harmful to the interests of the Employer Group, including, but not limited to: (A) conduct related to your service or employment for which either criminal or civil penalties against you may be sought (B) violation of any policies of the Employer Group, including, without limitation, insider trading or anti-harassment policies or (C) participating in a hostile takeover attempt against the Employer Group.

8. Employment Not Affected. Neither the grant of any Phantom Stock, nor any other action taken with respect to the Phantom Stock, shall confer upon the Grantee any right to continue in the employ of the Employer Group or shall interfere in any way with the right of the Employer Group to terminate Grantee’s employment at any time. Except as may be otherwise limited by another written agreement, the right of the Employer Group to terminate at will the Grantee’s employment with it at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved.

9. No Stockholder Rights. Shares of Phantom Stock are not shares of the Company’s common stock. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a holder of the Company’s common stock.

10. Severability. Should a court of competent jurisdiction deem any of the provisions in this Phantom Stock Agreement to be unenforceable in any respect, including a determination that the territorial, temporal and scope limitations (or any absence thereof) of Paragraph 6 are impermissibly overbroad, it is the intention of the parties to this Phantom Stock Agreement that this Phantom Stock Agreement be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable. It is further the parties’ intent that all provisions not deemed to be overbroad shall be given their full force and effect. You acknowledge that you are freely, knowingly and voluntarily entering into this Phantom Stock Agreement after having an opportunity for consultation with your own independent counsel.

11. Choice of Law. This Phantom Stock Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Delaware, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

12. Income Taxes. You agree to comply with the appropriate procedures established by the Company, from time to time, to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the Phantom Stock.

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